UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	March 8, 2022

JAMES RIVER GROUP HOLDINGS, LTD.
(Exact name of registrant as specified in its charter)

Bermuda	001-36777	98-0585280
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Wellesley House, 2nd Floor, 90 Pitts Bay Road, Pembroke HM08, Bermuda
(Address of principal executive offices)
(Zip Code)
 (441) 278-4580
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐    Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)
☐    Pre-commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))
☐    Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, par value $0.0002 per share	JRVR	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.
On February 28, 2022, James River Group Holdings, Ltd. (the “Company”) announced that it entered into an Investment Agreement on February 24, 2022 with GPC Partners Investments (Thames) LP, an affiliate of Gallatin Point Capital LLC, relating to the issuance and sale of 150,000 of the Company’s Series A Perpetual Cumulative Convertible Preferred Shares, par value $0.00125 per share (the “Series A Preferred Shares”), for an aggregate purchase price of $150 million, or $1,000 per share, in a private placement. The closing of the transaction occurred on March 1, 2022. The Series A Preferred Shares are convertible at the option of the holders thereof at any time into the Company’s common shares, par value $0.0002 per share (the “Common Shares”), at an initial conversion price (the “Initial Conversion Price”) of 127.5% of the lower of (i) average of the daily VWAP of the Company’s Common Shares (as defined in the Certificate of Designations) during the five (5) trading days immediately preceding the public announcement of the Company’s results for the fourth quarter of 2021, and (ii) average of the daily VWAP of the Company’s Common Shares during the five (5) trading days immediately following the public announcement of the Company’s financial results for the fourth quarter of 2021, in either case rounded to four decimal places. Pursuant to this formula, the Initial Conversion Price is $26.5950, making the Series A Preferred Shares initially convertible into 5,640,158 Common Shares.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAMES RIVER GROUP HOLDINGS, LTD.

Dated: March 8, 2022	By: /s/ Frank N. D'Orazio
Frank N. D'Orazio
Chief Executive Officer